PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires an Approximately 229,000 Square Foot Office
Building in Pittsburgh, Pennsylvania

Scottsdale, Arizona November 11, 2010 – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the acquisition of an office building in Pittsburgh, Pennsylvania (the “AGH Building”) for approximately $39,000,000.

The AGH Building is an approximately 229,000 square foot, Class A office building, located less than one mile from Allegheny General Hospital (“AGH”), the flagship hospital in the West Penn Allegheny Health System. AGH is a 724-bed academic center that has been serving Pittsburgh’s residents since 1885. The AGH Building is also located adjacent to PNC Park, home of the Pittsburgh Pirates and along the shore of the Allegheny River.

The six-story, multi-tenant building was built in 2003 and includes a 100 space subterranean parking structure. Upon close, the AGH Building is approximately 91% leased and will be 100% leased for 15 years beginning January 1, 2011.

“This is our second acquisition associated with AGH and demonstrates our continued ability to execute relationship-driven transactions in today’s competitive marketplace,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is a great asset in a great market that has stable tenancy for the next 15 years, which is consistent with our investment strategy.”

For more information on HTA, please visit www.htareit.com.

Since January 1, 2010, HTA has acquired approximately $383.5 million in medical office and healthcare related assets based on acquisition price. These acquisitions involve approximately 1.77 million square feet of gross leasable area, which is approximately 98% leased.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $383.5 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.77 million square feet. Since its formation in 2006, HTA has made 69 geographically diverse acquisitions valued at approximately $1.84 billion based on purchase price, which includes 209 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 9.2 million square feet and includes 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies of Pittsburgh, Pennsylvania; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.